Exhibit 99.1
CLEAR CHANNEL OUTDOOR HOLDINGS, INC. REPORTS
RESULTS FOR 2021 FIRST QUARTER
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San Antonio, TX, May 10, 2021 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) today reported financial results for the quarter ended March 31, 2021.
“During the first quarter, we continued to execute on our strategy to maximize the revenue potential of our global portfolio and optimize our ability to take full advantage of the economic recovery,” said William Eccleshare, Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. “Our financial results were in line with our expectations and reflect the continued impact of the pandemic on global advertising spend coupled with a tough comparison against our strong performance in the comparable period last year. We are beginning to see improvement in mobility and advertising activity across many of our markets as the vaccination process gains traction and restrictions are eased. We expect the market environment to continue to improve as the year progresses, with consolidated revenue returning to growth in the second quarter as compared to the prior year.
“Looking ahead, we are continuing to direct our investments in technology, including expanding our digital platform and further strengthening our data analytics and programmatic capability, with the aim of maximizing the potential of our digital boards. As we elevate our ability to demonstrate the effectiveness of our assets in influencing consumer behavior and continue to make our inventory easier to buy, we will look to expand our revenue growth potential. At same time, we will continue to carefully manage our costs, while preserving our liquidity as we navigate the evolving macroeconomic climate and focus on driving profitable growth over the long-term.”
Financial Highlights:
Financial highlights for the first quarter of 2021, as compared to the same period of 2020:
Americas:
•Revenue was $211.9 million compared to $295.8 million.
•Segment Adjusted EBITDA1 was $64.2 million compared to $108.0 million.
Europe:
•Revenue was $149.5 million compared to $211.7 million. Revenue, excluding movements in foreign exchange rates ("FX"), was $137.1 million compared to $211.7 million.
•Segment Adjusted EBITDA1 was $(67.6) million compared to $(14.1) million. Segment Adjusted EBITDA1, excluding movements in FX, was $(61.7) million compared to $(14.1) million.
1     See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for an explanation of this financial measure.
COVID-19 Impacts and Mitigating Liquidity Measures:
COVID-19 Impacts:
During the first quarter of 2021, we continued to see revenues remain significantly below historic norms in all of our segments.
•In our Americas segment, our airport display revenue was the most significantly impacted. The U.S. experienced a decrease in reported daily COVID-19 cases and improvement in mobility levels during the first quarter of 2021 as compared to the fourth quarter of 2020.
•In Europe, an increase in reported daily cases and hospitalizations resulted in the reinstatement of mobility restrictions in certain countries which created significant volatility in our Europe segment booking activity, particularly in France and the United Kingdom (“U.K.”). Additionally, mobility levels remained significantly below pre-COVID-19 levels.

Mitigating Liquidity Measures:
Throughout the first quarter, we continued to take measures to increase our liquidity and preserve and strengthen our financial flexibility, including renegotiating contracts with landlords and municipalities to better align fixed site lease expenses with reductions in revenue, executing on our restructuring plan to reduce headcount in our Europe segment, obtaining European governmental support and wage subsidies, reducing discretionary expenses, deferring capital expenditures, and deferring site lease and other payments to optimize working capital levels.
In February, we issued $1.0 billion aggregate principal amount of 7.75% Senior Notes due 2028 (the “CCOH Senior Notes”) and used the net proceeds from the issuance to redeem $940.0 million aggregate principal amount of the 9.25% Senior Notes due 2024 (the “CCWH Senior Notes”).
As of March 31, 2021, we had $642.2 million of cash on our balance sheet.
Current Activity and Guidance:
In April 2021, we revised the Europe portion of our international restructuring plan, which we began in the third quarter of 2020 primarily in response to the impact of COVID-19. We expect this plan to be substantially complete by the end of the first quarter of 2023. As revised, we estimate that total charges for the Europe portion of the international restructuring plan, including charges already incurred, will be in a range of approximately $51 million to $56 million and will consist primarily of termination benefits (including severance) and other associated costs, and we expect the Europe portion of the plan to result in pre-tax annual cost savings in excess of $28 million.
Additionally, in May 2021, we entered into a second amendment to the Senior Secured Credit Agreement to, among other things, extend the suspended springing financial covenant through December 31, 2021 and further delay the scheduled financial covenant step-down until September 30, 2022.
For the second quarter, we expect Americas revenue to be between $265 million and $275 million, with Adjusted EBITDA margin improving sequentially from the first quarter. Excluding the impact of movements in foreign exchange rates, we expect Europe revenue to be between $200 million and $220 million.
The restructuring charges described above are preliminary estimates; actual amounts may be materially different from these estimates, and there is no guarantee that the Company will achieve the cost savings that it expects. As such, we will consider expanding or implementing further cost savings initiatives throughout 2021 as circumstances warrant. The second quarter expected results described above may be impacted by factors outside of the Company’s control, such as the continuing impacts from COVID-19; actual results may be materially different from this guidance.
See “Cautionary Statement Concerning Forward-Looking Statements.”

Results:
Revenue:

(In thousands)	Three Months Ended March 31,		% Change
	2021	2020
Revenue:
Americas	$211,884	$295,787	(28.4)%
Europe	149,524	211,690	(29.4)%
Other	9,500	43,332	(78.1)%
Consolidated Revenue	$370,908	$550,809	(32.7)%

Revenue excluding movements in FX1:
Americas	$211,884	$295,787	(28.4)%
Europe	137,110	211,690	(35.2)%
Other	10,022	43,332	(76.9)%
Consolidated Revenue excluding movements in FX	$359,016	$550,809	(34.8)%
1See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for explanations of these financial measures.
Americas: Revenue down 28.4%:
•Revenue down across all products, with largest decline from airport displays
•Airport display revenue down 62.4% to $19.5 million
•Total digital revenue down 36.3% to $62.9 million; digital revenue from billboards, street furniture and spectaculars down 24.2% to $56.3 million
•National sales comprised 36.0% and 37.7% of total revenue for the three months ended March 31, 2021 and 2020, respectively
Europe: Revenue down 29.4%; excluding movements in FX, down 35.2%:
•Revenue down in all countries, most notably France, the U.K., Sweden and Spain
•Digital revenue down 33.6% to $42.6 million; digital revenue, excluding movements in FX, down 38.9% to $39.2 million
Other: Revenue down 78.1%; excluding movements in FX, down 76.9%:
•We sold our Clear Media business on April 28, 2020
•Revenue from our Latin America business was $9.5 million and $18.5 million for the three months ended March 31, 2021 and 2020, respectively.

Direct Operating and SG&A Expenses:

(In thousands)	Three Months Ended March 31,		% Change
	2021	2020
Direct operating & SG&A expenses[1]:
Americas	$148,686	$188,552	(21.1)%
Europe	218,849	226,727	(3.5)%
Other	13,325	58,694	(77.3)%
Consolidated Direct operating & SG&A expenses[2]	$380,860	$473,973	(19.6)%

Direct operating & SG&A expenses excluding movements in FX3:
Americas	$148,686	$188,552	(21.1)%
Europe	200,412	226,727	(11.6)%
Other	14,049	58,694	(76.1)%
Consolidated Direct operating & SG&A expenses excluding movements in FX	$363,147	$473,973	(23.4)%
1Direct operating and SG&A expenses as included throughout this earnings release refers to the sum of direct operating expenses (excluding depreciation and amortization) and selling, general and administrative expenses (excluding depreciation and amortization).
2Restructuring and other costs included within Direct operating and SG&A expenses were $2.7 million and $1.8 million during the three months ended March 31, 2021 and 2020, respectively. Included within restructuring and other costs for the three months ended March 31, 2021 were severance costs of $1.7 million related to the restructuring plans to reduce headcount.
3See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for explanations of these financial measures.
Americas: Direct operating and SG&A expenses down 21.1%:
•Site lease expense down 22.6% to $83.4 million due to lower revenue and renegotiated fixed lease expense
•Lower compensation costs from operating cost savings initiatives and lower revenue
Europe: Direct operating and SG&A expenses down 3.5%; excluding movements in FX, down 11.6%:
•Site lease expense down 1.6% to $101.6 million; site lease expense, excluding movements in FX, down 10.0% to $92.8 million due to lower revenue and renegotiated fixed lease expense
•Lower compensation expense from lower revenue, operating cost savings initiatives, and governmental support and wage subsidies
•Lower production, maintenance and installation expenses driven by lower revenue
Other: Direct operating and SG&A expenses down 77.3%; excluding movements in FX, down 76.1%:
•We sold our Clear Media business on April 28, 2020
•Direct operating and SG&A expenses from our Latin America business were $13.3 million and $16.6 million for the three months ended March 31, 2021 and 2020, respectively.

Corporate Expenses:

(In thousands)	Three Months Ended March 31,		% Change
	2021	2020
Corporate expenses[1]	$34,042	$36,338	(6.3)%
Corporate expenses excluding movements in FX2	$33,312	$36,338	(8.3)%
1Restructuring and other costs included within corporate expenses were $4.7 million and $5.2 million during the three months ended March 31, 2021 and 2020, respectively. Included within restructuring and other costs for the three months ended March 31, 2021 were severance costs of $0.9 million related to the restructuring plans to reduce headcount.
2See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for an explanation of this financial measure.
Corporate expenses down 6.3%; excluding movements in FX, down 8.3%:
•Lower employee health benefit costs
•Lower variable incentive compensation expense
Net Loss:
Consolidated net loss was $333.5 million and $289.2 million during the three months ended March 31, 2021 and 2020, respectively.
•Impairment charges on indefinite-lived permits of $119.0 million and $123.1 million recognized during three months ended March 31, 2021 and 2020, respectively, primarily driven by increases in the discount rate and reductions in projected cash flows due to COVID-19
•Loss on extinguishment of debt of $51.1 million recognized during three months ended March 31, 2021 related to partial redemption of the CCWH Senior Notes
Adjusted EBITDA1:

(In thousands)	Three Months Ended March 31,		% Change
	2021	2020
Segment Adjusted EBITDA[1]:
Americas	$64,220	$107,958	(40.5)%
Europe	(67,629)	(14,111)	(379.3)%
Other[2]	(3,825)	(15,187)	74.8%
Total Segment Adjusted EBITDA	(7,234)	78,660	(109.2)%
Adjusted Corporate expenses[1]	(25,437)	(27,369)	7.1%
Adjusted EBITDA[1]	$(32,671)	$51,291	(163.7)%

Segment Adjusted EBITDA excluding movements in FX1:
Americas	$64,220	$107,958	(40.5)%
Europe	(61,739)	(14,111)	(337.5)%
Other	(4,027)	(15,187)	73.5%
Total Segment Adjusted EBITDA	(1,546)	78,660	(102.0)%
Adjusted Corporate expenses excluding movements in FX1	(25,085)	(27,369)	8.3%
Adjusted EBITDA excluding movements in FX1	$(26,631)	$51,291	(151.9)%
1See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for explanations of these financial measures.
2Our Latin America business represented ($3.8) million and $1.9 million of Other Segment Adjusted EBITDA for the three months ended March 31, 2021 and 2020, respectively.

Capital Expenditures:

(In thousands)	Three Months Ended March 31,		% Change
	2021	2020
Capital expenditures:
Americas	$5,725	$15,817	(63.8)%
Europe	8,050	10,095	(20.3)%
Other	1,313	6,342	(79.3)%
Corporate	2,830	3,640	(22.3)%
Consolidated capital expenditures	$17,918	$35,894	(50.1)%
Operating Highlights:
Americas:
•Our Americas business strengthened its leading audience attribution solution, RADAR-Proof®, by partnering with Kochava, the leading real-time data solutions company for omni-channel attribution and measurement. The combined offering helps brands better understand out-of-home advertising’s impact on key metrics such as user engagement, website visits and app downloads. This is the kind of compelling data that is enabling CCO to demonstrate the power of our platform in influencing consumers on the move.
•Our Americas business entered into a partnership with Resorts World Las Vegas. In conjunction with the opening of the resort this summer and return of convention activity, we will be launching three full-motion digital out-of-home displays, providing brands with premium visibility on the Strip. Representing one of the largest exterior LED building displays in the U.S., the platform will deliver over 135,000 square feet of cutting edge, digital signage.
•The American Advertising Federation honored our Americas business with a 2021 Mosaic award. We received the award, in conjunction with Twitter, in the Innovative Narratives category for our “Twitter Black Lives Matter Campaign.” Mosaic Award winners were recognized for their creative work and unwavering commitment to inclusion and for giving a voice to multicultural communities.
•Americas markets deployed 14 new digital billboards in the first quarter, for a total of more than 1,400 digital billboards at March 31, 2021. Our Americas segment had more than 2,000 digital billboards and street furniture displays at March 31, 2021.
Europe:
•Our Europe business recently announced a branded programmatic proposition called Clear Channel LaunchPAD which will serve as a customer gateway, connecting our premium digital out-of-home inventory to Supply-Side Platforms and digital buying platforms, bringing out-of-home into the omni-channel buying ecosystem. Clear Channel LaunchPAD is now live in the U.K., Switzerland, Spain, Finland and the Netherlands with plans underway to introduce it across France, Italy, Belgium and Scandinavia.
•Our Clear Channel U.K. team was recently awarded Commercial Team of the Year at the coveted Campaign Media Awards. The judges recognized their outstanding performance linked to proactive programs focused on supporting advertisers through the unprecedented challenges presented by the pandemic.
•European markets added 355 new digital displays in the first quarter, for a total of more than 16,500 digital displays at March 31, 2021.
Other:
•Our Latin American markets had more than 800 digital displays at March 31, 2021.

Clear Channel International B.V. ("CCIBV")
Our Europe segment consists of the businesses operated by CCIBV and its consolidated subsidiaries. Accordingly, the revenue for our Europe segment is the same as the revenue for CCIBV. Europe Segment Adjusted EBITDA, the segment profitability metric reported in our financial statements, does not include an allocation of CCIBV's corporate expenses that are deducted from CCIBV's operating income and Adjusted EBITDA.
As discussed above, Europe and CCIBV revenue decreased $62.2 million during the first quarter of 2021 compared to the same period of 2020, to $149.5 million. After adjusting for a $12.4 million impact from movements in foreign exchange rates, Europe and CCIBV revenue decreased $74.6 million.
CCIBV operating loss was $100.2 million in the first quarter of 2021 compared to $46.4 million in the same period in 2020.
For a discussion of revenue and direct operating and SG&A expenses driving CCIBV’s Adjusted EBITDA, see the discussion of our Europe Segment Adjusted EBITDA in this earnings release.
Liquidity and Financial Position:
Cash and Cash Equivalents:
As of March 31, 2021, we had $642.2 million of cash on our balance sheet, including $293.8 million of cash held outside the U.S.

(In thousands)	Three Months Ended March 31,
2021
Net cash used for operating activities	$(124,341)
Net cash used for investing activities	(17,645)
Net cash used for financing activities	(920)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(880)
Net decrease in cash, cash equivalents and restricted cash	$(143,786)

Cash paid for interest on debt	$145,207
Cash paid for income taxes, net of refunds	$1,103
Debt:
In February 2021, we issued $1.0 billion aggregate principal amount of CCOH Senior Notes and, in March 2021, used the net proceeds to redeem $940.0 million aggregate principal amount of our CCWH Senior Notes.
During the three months ended March 31, 2021, we made a $5.0 million principal payment on our Term Loan Facility and expect to make additional principal payments of $15.0 million on the Term Loan Facility during the remainder of 2021. Our next material debt maturity is in 2024 when the remaining balance of $961.5 million of CCWH Senior Notes and the outstanding balance under the Revolving Credit Facility are due.
We anticipate having approximately $215.8 million of cash interest payment obligations during the remainder of 2021 and $334.0 million of cash interest payment obligations in 2022, assuming we do not refinance or incur additional debt.
Refer to Table 3 in this press release for additional detail regarding the outstanding debt balance.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries:

(In thousands)	Three Months Ended March 31,
	2021	2020
Revenue	$370,908	$550,809
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	283,290	350,269
Selling, general and administrative expenses (excludes depreciation and amortization)	97,570	123,704
Corporate expenses (excludes depreciation and amortization)	34,042	36,338
Depreciation and amortization	61,852	75,753
Impairment charges	118,950	123,137
Other operating expense, net	117	6,021
Operating loss	(224,913)	(164,413)
Interest expense, net	(92,693)	(90,142)
Loss on extinguishment of debt	(51,101)	—
Other income (expense), net	6,554	(18,889)
Loss before income taxes	(362,153)	(273,444)
Income tax benefit (expense)	28,697	(15,779)
Consolidated net loss	(333,456)	(289,223)
Less amount attributable to noncontrolling interest	(1,103)	(11,732)
Net loss attributable to the Company	$(332,353)	$(277,491)
Weighted Average Shares Outstanding

(In thousands)	Three Months Ended March 31,
	2021	2020
Weighted average common shares outstanding – Basic and Diluted	465,865	463,465
TABLE 2 - Selected Balance Sheet Information:

(In thousands)	March 31, 2021	December 31, 2020
Cash and cash equivalents	$642,191	$785,308
Total current assets	1,087,718	1,334,760
Net property, plant and equipment	840,292	888,824
Total assets	5,316,843	5,755,273
Current liabilities (excluding current portion of long-term debt)	988,027	1,068,810
Long-term debt (including current portion of long-term debt)	5,625,675	5,572,286
Stockholders’ deficit	(3,130,626)	(2,782,602)
1

TABLE 3 - Total Debt:

(In thousands)	March 31, 2021	December 31, 2020
Debt:
Term Loan Facility	$1,970,000	$1,975,000
Revolving Credit Facility[1,2]	130,000	130,000
Receivables-Based Credit Facility[1]	—	—
Clear Channel Outdoor Holdings 5.125% Senior Secured Notes Due 2027	1,250,000	1,250,000
Clear Channel International B.V. 6.625% Senior Secured Notes Due 2025	375,000	375,000
Clear Channel Outdoor Holdings 7.75% Senior Notes Due 2028[3]	1,000,000	—
Clear Channel Worldwide Holdings 9.25% Senior Notes Due 2024[3]	961,525	1,901,525
Other debt	5,136	6,763
Original issue discount	(7,972)	(8,296)
Long-term debt fees	(58,014)	(57,706)
Total debt[4]	5,625,675	5,572,286
Less: Cash and cash equivalents	(642,191)	(785,308)
Net debt	$4,983,484	$4,786,978
1As of March 31, 2021, the Company had $43.2 million of letters of credit outstanding and $1.8 million of excess availability under the Revolving Credit Facility and $60.6 million of letters of credit outstanding and $24.8 million of excess availability under the Receivables-Based Credit Facility. Access to availability under the Company's credit facilities is limited by the covenants relating to incurrence of secured indebtedness in the CCWH Senior Notes Indenture.
2Under the Senior Secured Credit Agreement, as amended, we are required to maintain minimum cash on hand and availability under the Receivables-Based Credit Facility and Revolving Credit Facility of $150 million for all reporting periods through delivery of the March 31, 2022 springing financial covenant calculation.
3On February 17, 2021, the Company issued $1.0 billion aggregate principal amount of 7.75% Senior Notes Due 2028. On March 4, 2021, the Company used the net proceeds from this issuance to cause Clear Channel Worldwide Holdings, Inc., a subsidiary of the Company, to redeem $940.0 million aggregate principal amount of its 9.25% Senior Notes due 2024 at a redemption price equal to 104.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.
4The current portion of long-term debt was $21.4 million as of both March 31, 2021 and December 31, 2020.

Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA:
A significant portion of the Company's advertising operations is conducted in foreign markets, principally Europe, and management reviews the results from its foreign operations on a constant dollar basis. The Company presents the non-GAAP financial measures of revenue excluding movements in FX, direct operating and SG&A expenses excluding movements in FX, corporate expenses excluding movements in FX, and Adjusted EBITDA (as defined below) excluding movements in FX because management believes that viewing certain financial results without the impact of fluctuations in foreign currency rates facilitates period-to-period comparisons of business performance and provides useful information to investors. These non-GAAP financial measures, which exclude the effects of foreign exchange rates, are calculated by converting the current period's amounts in local currency to U.S. dollars using average foreign exchange rates for the comparable prior period.
The Company presents Adjusted EBITDA because the Company believes Adjusted EBITDA helps investors better understand the Company’s operating performance as compared to other out-of-home advertisers and is widely used in practice. The Company defines Adjusted EBITDA as consolidated net income (loss), plus: income tax expense (benefit); all non-operating expenses (income), including other expense (income), net, loss on extinguishment of debt, and interest expense, net; other operating expense (income), net; impairment charges; depreciation and amortization; non-cash compensation expenses included within corporate expenses; and restructuring and other costs included within operating expenses. Restructuring and other costs include costs associated with cost savings initiatives such as severance, consulting and termination costs, and other special costs. The Company uses Adjusted EBITDA as one of the primary measures for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. The Company believes Adjusted EBITDA is useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management and helps improve investors' ability to understand the Company’s operating performance, making it easier to compare the Company's results with other companies that have different capital structures or tax rates. In addition, the Company believes Adjusted EBITDA is among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. As part of the calculation of Adjusted EBITDA, the Company also presents the non-GAAP financial measure of Adjusted Corporate expenses, which the Company defines as corporate expenses excluding restructuring and other costs and non-cash compensation expense.
Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance or, in the case of Adjusted EBITDA, the Company’s ability to fund its cash needs. In addition, Adjusted EBITDA may not be comparable to similarly titled measures employed by other companies. Users of this non-GAAP financial information should consider the types of events and transactions that are excluded.
As required by the SEC rules, the Company provides reconciliations below to the most directly comparable measures reported under GAAP, including (i) consolidated net loss to Adjusted EBITDA and (ii) corporate expenses to Adjusted Corporate expenses.
Reconciliation of Consolidated Net Loss to Adjusted EBITDA

	Three Months Ended March 31,
(in thousands)	2021	2020
Consolidated net loss	$(333,456)	$(289,223)
Adjustments:
Income tax (benefit) expense	(28,697)	15,779
Other (income) expense, net	(6,554)	18,889
Loss on extinguishment of debt	51,101	—
Interest expense, net	92,693	90,142
Other operating expense, net	117	6,021
Impairment charges	118,950	123,137
Depreciation & amortization	61,852	75,753
Share-based compensation	3,951	3,777
Restructuring and other costs	7,372	7,016
Adjusted EBITDA	$(32,671)	$51,291

Reconciliation of Corporate Expenses to Adjusted Corporate Expenses

	Three Months Ended March 31,
(in thousands)	2021	2020
Corporate expenses	$(34,042)	$(36,338)
Restructuring and other costs	4,654	5,192
Share-based compensation	3,951	3,777
Adjusted Corporate expenses	$(25,437)	$(27,369)
Segment Adjusted EBITDA
The Company has two reportable segments, which it believes best reflect how the Company is currently managed – Americas and Europe. The Company’s remaining operating segments, which include China for periods before its sale on April 28, 2020 and Latin America, do not meet the quantitative thresholds to qualify as reportable segments and are disclosed as “Other.”
Segment Adjusted EBITDA is the profitability metric reported to the Company's chief operating decision maker for purposes of making decisions about allocation of resources to, and assessing performance of, each reportable segment. Segment Adjusted EBITDA is a GAAP financial measure that is calculated as Revenue less Direct operating expenses and SG&A expenses, excluding restructuring and other costs. Restructuring and other costs include costs associated with cost savings initiatives such as severance, consulting and termination costs, and other special costs.
Conference Call
The Company will host a conference call to discuss results on May 10, 2021 at 8:30 a.m. Eastern Time. The conference call number is 877-665-6356 (U.S. callers) and 270-215-9897 (International callers), and the access code for both is 3867564. A live audio webcast of the conference call will also be available on the events section of the Clear Channel Outdoor Holdings, Inc. website (investor.clearchannel.com). After the live conference call, a replay of the webcast will be available for a period of 30 days on the recent events section of the Clear Channel Outdoor Holdings, Inc. website.
About Clear Channel Outdoor Holdings, Inc.
Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is one of the world’s largest outdoor advertising companies with a diverse portfolio of more than 500,000 print and digital displays in 31 countries across North America, Europe, Latin America and Asia, reaching millions of people monthly. A growing digital platform includes more than 17,000 digital displays in international markets and more than 2,000 digital displays (excluding airports), including more than 1,400 digital billboards, in the U.S.
Comprised of two business divisions – Clear Channel Outdoor Americas (CCOA), the U.S. and Caribbean business division, and Clear Channel International (CCI), covering markets in Europe, Latin America and Asia – CCO employs approximately 4,700 people globally. More information is available at investor.clearchannel.com, clearchanneloutdoor.com and clearchannelinternational.com.
For further information, please contact:
Investors:
Eileen McLaughlin
Vice President - Investor Relations
(646) 355-2399
InvestorRelations@clearchannel.com

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about our guidance and outlook, our business plans, our strategies, our expectations about certain markets, our cost savings initiatives, our bookings, our restructuring plans and our liquidity are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict.
Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the impact of the COVID-19 pandemic on our operations and on general economic conditions; weak or uncertain global economic conditions and their impact on the level of expenditures on advertising; our ability to service our debt obligations and to fund our operations and capital expenditures; the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings; industry conditions, including competition; our ability to obtain and renew key contracts with municipalities, transit authorities and private landlords; technological changes and innovations; shifts in population and other demographics; fluctuations in operating costs; changes in labor conditions and management; regulations and consumer concerns regarding privacy and data protection; a breach of our information security measures; legislative or regulatory requirements; restrictions on out-of-home advertising of certain products; our ability to execute restructuring plans; the impact of future dispositions, acquisitions and other strategic transactions; third-party claims of intellectual property infringement, misappropriation or other violation against us or our suppliers; risks of doing business in foreign countries; fluctuations in exchange rates and currency values; the effects of Brexit on our business; volatility of our stock price; the effect of analyst or credit ratings downgrades; our ability to continue to comply with the applicable listing standards of the New York Stock Exchange; the ability of our subsidiaries to dividend or distribute funds to us in order for us to repay our debts; the restrictions contained in the agreements governing our indebtedness limiting our flexibility in operating our business; uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR; the risk that our historical financial information is not necessarily representative of the results we would have achieved as an independent public company and may not be a reliable indicator of future results; the risk that indemnities from iHeartMedia will not be sufficient to insure us against the full amount of certain liabilities; our dependence on our management team and other key individuals; and certain other factors set forth in our other filings with the SEC. This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive.
This press release includes forward-looking statements about our expected cost savings as a result of measures taken in response to the COVID-19 pandemic and their impact on our liquidity. We may cease these cost savings initiatives or modify them at any time in response to changes in economic conditions or other factors, and we may incur unanticipated costs that offset our anticipated cost savings as we navigate the challenges of the current environment. Additional factors may emerge as a result of the COVID-19 pandemic that could cause these expectations to change. To add to the uncertainty, it is unclear when a sustainable economic recovery could start and what a recovery will look like after this unprecedented shutdown of the economy. In light of the evolving impact of the COVID-19 pandemic, the magnitude and duration of its impact on our cost savings initiatives, our results of operations and our overall liquidity position will not be known until future periods.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Other key risks are described in the section entitled "Item 1A. Risk Factors" of the Company’s reports filed with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the three months ended March 31, 2021. Except as otherwise stated in this press release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.